                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                ASV Announces Record Results for 1st Quarter 2004

                  Net Sales Increase 126% - EPS Increases 225%

         Grand Rapids, MN (April 22, 2004) -- ASV, Inc. (Nasdaq: ASVI) today reported record results for its first quarter of 2004. Net sales for the three months ended March 31, 2004, totaled $33.1 million, compared with net sales of $14.6 million for the same period in 2003, an increase of 126%. Aided by a 370 basis point improvement in its gross profit percentage, ASV reported net earnings of $3.6 million for the first quarter of 2004, compared with net earnings of $768,000 for the first quarter of 2003. Earnings per share were $.26 for the first quarter of 2004 compared with $.08 for the first quarter of 2003, despite a 36% increase in the number of diluted shares outstanding in the first quarter of 2004.
         Commenting on the results, Gary Lemke, President of ASV, Inc., said, "ASV's record sales were driven primarily by a large increase in demand for our R-Series Posi-Track products. ASV experienced an increase in sales of R-Series products of over 300% during the first quarter of 2004 compared with the first quarter of 2003, due in part to the introduction of our newest R-Series models, the RC-60 and RC-85, in January 2004. With five models currently in the R-Series product line, ASV has the most extensive line of rubber track loaders in the industry, ranging from 30 to 100 horsepower. Sales of R-Series products accounted for 53% of our sales for the first quarter of 2004. Sales of ASV undercarriages to Caterpillar Inc. (NYSE: CAT) for use on their Multi-Terrain Loaders (MTL) increased 34% in 2004, compared with the first quarter of 2003, due to a full quarter of shipments for all three undercarriages in 2004 and increased market acceptance of rubber track loaders. MTL undercarriages represented 34% of our sales for the first quarter of 2004."
         Discussing ASV's results further, Lemke said, "The vendor quality and cost reduction programs ASV began in 2003 are beginning to pay off. During the first quarter of 2004, our gross profit percentage increased to 22.9%. This represents a 60 basis point increase over the fourth quarter of 2003 and a 370 basis point increase over the first quarter of 2003. ASV experienced this increase in gross profit percentage despite steel surcharges of approximately $100,000 during the first quarter of 2004. We anticipate steel surcharges increasing to a range of $350,000 to $500,000 in the second quarter of 2004. However, with our increased volume, ASV has negotiated lower unit costs on many of its raw materials, such that, on an annualized basis, ASV does not expect to see a significant decrease in its gross profit percentage for 2004 due to steel surcharges. Our operating expenses continued to be within our anticipated range, with selling, general and administrative expenses totaling 5.7% of net sales for the first quarter of 2004, compared with 9.9% of net sales for the first quarter of 2003. In addition, our weighted average number of shares outstanding for the first quarter of 2004 increased approximately 36% compared with the first quarter of 2003, due primarily to our common stock transactions with Caterpillar in January of 2004, the dilutive effect of the warrant previously held by Caterpillar and the exercise of employee stock options in the fourth quarter of 2003."
         In January of 2004, Caterpillar purchased 1,040,069 shares of ASV's common stock which had been subject to an acceleration notice issued in October 2003. The Company issued a second acceleration notice to Caterpillar in November of 2003 covering approximately two million shares of ASV's common stock. In January 2004, prior to the expiration of the second acceleration notice, ASV repurchased the remaining warrant held by Caterpillar for a cash payment of $7.2 million and the issuance of 500,000 shares of the Company's common stock. Caterpillar currently owns 24.8% of the Company's outstanding common stock.
         Discussing the outlook for the remainder of 2004, Lemke states, "With a record first quarter behind us, we are well on our way of achieving our 2004 sales expectations of $130-155 million. These 2004 sales expectations represent a 35% to 61% increase over our 2003 sales. Today we are also reaffirming our earnings per share expectations for 2004 of $.95-$1.17 per diluted share. These 2004 earnings per share expectations represent a 22% to 50% increase over our 2003 earnings per share and assume 13.5 million diluted shares outstanding for fiscal 2004, which is a 21% increase over our 2003 diluted shares outstanding."

                                     -more-


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Conference Call
        ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, April 22nd to discuss its results for the first quarter of 2004 and its outlook for the balance of 2004. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Friday, April 23rd, and can be accessed by dialing 800-428-6051 and entering pass code 348411. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.
About ASV
        ASV designs, manufactures and sells rubber track, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

        Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.

                 Condensed financial statements are as follows:





A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
THREE MONTHS ENDED MARCH 31, 2004 AND 2003



                                                                              2004                 2003
                                                                       -----------------     -----------------
Net sales.....................................................         $      33,053,771     $      14,612,230
Cost of goods sold............................................                25,483,569            11,808,766
                                                                       -----------------     -----------------
        Gross profit...........................................                7,570,202             2,803,464
Operating expenses
    Selling, general and administrative........................                1,900,522             1,452,960
    Research and development...................................                  155,555               161,704
                                                                       -----------------     -----------------
        Operating income......................................                 5,514,125             1,188,800
Other income (expense)
    Interest expense...........................................                  (28,609)              (36,623)
    Other, net.................................................                  179,517                37,406
                                                                       -----------------     -----------------
        Income before income taxes.............................                5,665,033             1,189,583
Provision for income taxes.....................................                2,070,000               422,000
                                                                       -----------------     -----------------
        NET EARNINGS...........................................        $       3,595,033     $         767,583
                                                                       =================     =================
Net earnings per common share - Diluted........................        $             .26     $             .08
                                                                       =================     =================

Diluted weighted average shares outstanding....................               13,706,606            10,113,634
                                                                       =================     =================

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
      ASSETS




                                                                            MARCH 31,          December 31,
                                                                              2004                 2003
                                                                       -----------------     -----------------
CURRENT ASSETS
    Cash & short-term investments............................          $      41,636,178     $      29,708,418
    Accounts receivable, net.................................                 26,276,431            16,484,603
    Inventories..............................................                 29,206,820            26,686,707
    Other current assets.....................................                    636,174             3,614,506
                                                                       -----------------     -----------------
    Total current assets                                                      97,755,603            76,494,234
PROPERTY AND EQUIPMENT, net..................................                  7,432,681             6,129,922
                                                                       -----------------     -----------------

        Total assets                                                   $     105,188,284     $      82,624,156
                                                                       =================     =================

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.................          $         138,204     $         136,414
    Accounts payable.........................................                  8,856,381             6,004,890
    Accrued liabilities......................................                  2,772,098             2,358,473
    Income taxes payable.....................................                    346,105                    --
    Other current liabilities................................                     85,000                    --
                                                                       -----------------     -----------------
        Total current liabilities                                             12,197,788             8,499,777
LONG-TERM LIABILITIES, less current portion..................                  1,809,873             1,844,858
SHAREHOLDERS' EQUITY.........................................                 91,180,623            72,279,521
                                                                       -----------------     -----------------
        Total liabilities & shareholders' equity                       $     105,188,284     $      82,624,156
                                                                       =================     =================
